UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2011

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52 nd Street New York, New York		10055
(Address of principal executive offices)		(Zip Code)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On October 27, 2011, Evercore Partners Inc. issued a press release announcing financial results for its third quarter ended September 30, 2011.

A copy of the press release is attached hereto as Exhibit 99.1. All information in the press release is furnished but not filed.

Item 2.05	Costs Associated with Exit or Disposal Activities

On October 25, 2011 Evercore Asset Management (the “Company”), a 51% owned subsidiary of Evercore, decided to wind down its business. The Company made this decision because it has been unable to attain sufficient scale to be a viable business due to several factors including the ongoing effects of the financial crisis. Accordingly, the Company has initiated discussions with its vendors and is working with its clients to efficiently return their assets to them. In connection with the winding down, the Company is implementing a reduction in headcount of substantially all of its remaining employees on a phased basis. The pace of headcount reductions will be managed to assure the transition of client assets is managed professionally. Employees affected by the restructuring plan have received notification and will be provided with severance payments. Severance expenses will be paid in a lump sum. In addition, the decision accelerates the vesting and delivery of certain prior awards of restricted stock units.

Evercore has recorded a charge of $1.0 million in the third quarter of 2011 relating to the write-off of intangible assets associated with the Company. In addition, the Company expects to record a charge of approximately $1.3 million in the fourth quarter of 2011 primarily representing payments for severance and related expenses ($0.6 million) and facilities and contract termination costs ($0.7 million). $1.0 million of such costs are estimated to result in future cash expenditures.

It is currently anticipated that the transition will be completed in the first quarter of 2012.

Item 2.06	Material Impairments

The information set forth under Item 2.05 of this Current Report on Form 8–K is incorporated by reference in response to this Item 2.06.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Press release of Evercore Partners Inc. dated October 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERCORE PARTNERS INC.

Date: October 27, 2011	/s/ Robert B. Walsh
	By:	Robert B. Walsh
	Title:	Chief Financial Officer